Exhibit 99.1

Message to Our Stockholders:

I write to report the earnings for National Bankshares, Inc. for the third quarter of 2014. Because we have seen tremendous growth over the years in the use of technology and access to information, this publication will be the final quarterly “Message to Stockholders” that we print and mail to stockholders. In the future, stockholders may view our quarterly earnings releases on our website www.nationalbankshares.com.

For the period ended September 30, 2014, we reported net income of approximately $4.26 million for the three months ended September 30, 2014 compared to the $4.52 million reported for the same period in 2013. For the nine months ended September 30, 2014, your Company had net income of almost $12.78 million compared to $13.17 million reported for the first nine months of 2013. At September 30, 2014, the Company had total assets of $1.12 billion.

Basic earnings per share were $1.84 which compares with $1.90 reported for the nine months ended September 30, 2013. Basic earnings per share for the third quarter of 2014 were $0.61 which compares with $0.65 for the third quarter last year. At the end of the third quarter 2014, book value per share was $23.43 which compares to $21.06 last year. The return on average assets for the nine months ended September 30, 2014 was 1.53% compared to 1.61% in 2013. The return on average equity was 10.99% and 11.70% for the same two periods.

In summary, we have had a solid three quarters of earnings. We continue to see loan and deposit growth. Our loans are up over $5 million from September 2013, our interest expense has improved while non-interest expenses remain stable, and our efficiency ratio continues to compare very favorably with our peer financial institutions.

The Board of Directors, officers and employees remain focused on maintaining our commitment to our customers. Personalized service and local decision-making remain part of our community banking fundamentals and a key to our success. On behalf of all of us, I thank you for your support and your investment.

James G. Rakes Chairman, President and Chief Executive Officer

National Bankshares, Inc.

Board of Directors

Lawrence J. Ball President Moog Components Group	William A. Peery President Cargo Oil Co., Inc.

John E. Dooley

Chief Executive Officer

Virginia Tech Foundation, Inc.

Charles E. Green, III

Financial Planner

AXA Advisors, LLC

Jack M. Lewis

President

New River Community

College

Mary G. Miller

President

Interactive Design & Development, Inc.

James G. Rakes

Chairman, President and CEO,

National Bankshares, Inc.;

Executive Chairman, National Bank;

Chairman, President and CEO,

National Bankshares Financial Services, Inc.

Glenn P. Reynolds

President

Reynolds Architects

Incorporated

James M. Shuler

Vice Chairman of the Board

Virginia House of

Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner. We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve. We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

National Bankshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

($ In thousands, except per share data)	September 30, 2014	September 30, 2013
Interest Income
Interest and fees on loans	$23,520	$24,707
Interest on interest-bearing deposits	193	161
Interest on securities - taxable	5,068	4,928
Interest on securities - nontaxable	4,410	4,847
Total interest income	33,191	34,643

Interest Expense
Interest on time deposits of $100 or more	437	694
Interest on other deposits	3,320	3,921
Interests on other borrowed funds	---	---
Total interest expense	3,757	4,615
Net interest income	29,434	30,028
Provision for loan losses	1,160	1,329
Net interest income after provision for loan losses	28,274	28,699

Noninterest Income
Service charges on deposit accounts	1,833	1,922
Other service charges and fees	145	139
Credit card fees	2,687	2,427
Trust income	921	867
Bank-owned life insurance	526	546
Other income	669	687
Realized securities gains (losses), net	5	(44)
Total noninterest income	6,786	6,544

Noninterest Expense
Salaries and employee benefits	8,954	8,963
Occupancy and furniture and fixtures	1,265	1,230
Data processing and ATM	1,183	1,288
FDIC assessment	411	408
Credit card processing	1,887	1,854
Intangibles and goodwill amortization	807	809
Net costs of other real estate owned	259	192
Franchise taxes	874	803
Other operating expense	2,738	2,697
Total noninterest expense	18,378	18,244
Income before income tax expense	16,682	16,999
Income tax expense	3,906	3,831
Net income	$12,776	$13,168
Basic net income per share	$1.84	$1.90

National Bankshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

($ In thousands, except share data)	September 30, 2014	September 30, 2013
Assets
Cash and due from banks	$12,815	$13,806
Interest-bearing deposits	87,621	63,452
Securities available for sale, at fair value	205,020	190,264
Securities held to maturity (fair value 167,409 in 2014 and 160,676 in 2013)	162,457	164,752
Restricted Stock	1,089	1,414
Mortgage loans held for sale	725	617
Loans
Loans, net of unearned income and deferred fees	595,801	590,664
Less allowance for loan losses	(8,031)	(8,090)
Loans, net	587,770	582,574
Bank premises and equipment, net	9,445	10,025
Accrued interest receivable	5,708	6,044
Other real estate owned, net	5,145	973
Intangible assets	7,492	8,568
Bank-owned life insurance	21,643	21,020
Other assets	9,329	13,894
Total assets	$1,116,259	1,077,403

Liabilities and Stockholders' Equity
Noninterest-bearing demand deposits	$153,118	$147,928
Interest-bearing demand deposits	492,005	453,044
Savings deposits	79,870	73,952
Time deposits	223,930	248,574
Total deposits	948,923	923,498
Other borrowed funds	---	---
Accrued interest payable	67	97
Other liabilities	4,447	7,514
Total liabilities	953,437	931,109
Stockholders' equity
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,950,474 shares in 2014 and 6,947,974 shares in 2013	8,688	8,685
Retained earnings	163,181	153,578
Accumulated other comprehensive loss, net	(9,047)	(15,969)
Total stockholders' equity	162,822	146,294
Total liabilities and stockholders' equity	$1,116,259	$1,077,403

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 10/23/14 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company’s web site at www.nationalbankshares.com.